Exhibit 99.1

Press Release

Clean Harbors Announces Fourth-Quarter
and Year-End 2017 Financial Results

•            Increased Q4 Revenues 8% to $747.4 Million With Growth Across All Segments; Full-Year Revenues Up 7% to $2.94 Billion

•            Delivered Q4 Net Income of $84.2 Million and GAAP EPS of $1.48, Reflecting Significant Net Benefit from U.S. Tax Law Changes; Full-Year Net Income of $100.7 Million and GAAP EPS of $1.76

•            Reported Q4 Adjusted EBITDA of $101.8 Million; Full-Year Adjusted EBITDA of $425.7 Million

•            Achieved Full-Year Net Cash from Operating Activities of $285.7 Million and 2017 Adjusted Free Cash Flow of $140.2 Million

•            Provides 2018 Adjusted EBITDA Guidance of $440 Million to $480 Million

•            Completed Acquisition of Veolia North America’s U.S. Industrial Cleaning Services Division

NORWELL, Mass. — February 28, 2018 — Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental, energy and industrial services throughout North America, today announced financial results for the fourth quarter and year ended December 31, 2017.

“We delivered solid fourth-quarter results that were in line with our expectations as we benefited from an improving macroeconomic environment and favorable industry trends,” said Alan S. McKim, Chairman, President and Chief Executive Officer. “Our top-line performance reflected a successful execution of our corporate strategy, as all four reporting segments delivered growth in the quarter.  Our Adjusted EBITDA improvement was driven by a 23% increase in Safety-Kleen as well as profitable growth in Technical Services.”

Fourth-quarter revenues increased 8% to $747.4 million, compared with $692.1 million in the same period a year ago. Income from operations was $27.9 million, compared with $21.9 million in the fourth quarter of 2016.

Net income for the fourth quarter of 2017 was $84.2 million, or $1.48 per diluted share. This result included a $93.0 million net benefit due to recent tax law changes, partly offset by charges of $4.9 million related to non-cash valuation allowances on tax loss carryforwards generated by certain Canadian subsidiaries and other tax-related charges. Net loss for the fourth quarter of 2016 was $12.7 million, or $0.22 per share, which included the recognition of non-cash valuation allowances on tax loss carryforwards generated by certain Canadian subsidiaries of $9.6 million. Adjusted net loss for each of the fourth quarters of 2017 and 2016 was $3.4 million, or $0.06 per share. Net income (loss) and adjusted net loss results for the fourth quarters of 2017 and 2016 included pre-tax integration and severance costs of $5.7 million and $5.9 million, respectively.

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Adjusted EBITDA (see description below) in the fourth quarter of 2017 increased 6% to $101.8 million, compared with $95.9 million in the same period of 2016.

“In our Technical Services segment, incinerator utilization was an impressive 92% in the quarter, and landfill volumes rose 18% on a combination of higher base business and project work,” McKim said.  “Our Safety-Kleen segment delivered increased revenue and Adjusted EBITDA margins of 24.5%, reflecting effective spread management and the continued rebound in energy prices.”

Completion of Veolia Transaction

The Company recently completed its previously announced acquisition of Veolia North America’s U.S. Industrial Cleaning Services Division. Clean Harbors acquired the business for $120 million in an all-cash transaction, subject to customary post-closing adjustments. The business, which generated revenues of approximately $210 million in 2017, employs approximately 1,300 employees and maintains an extensive fleet of vehicles and equipment at over 60 operating locations across the United States.

“We are excited about the numerous benefits this transaction will deliver for our customers, shareholders and Industrial Services employees,” said McKim. “It provides significant scale and industrial services capabilities while more than doubling the size of our existing U.S. Industrial Services business. The acquired business’ operational footprint, particularly its strong presence in the Midwest, complements our existing network of locations. The addition of this business will create new cross-selling opportunities and drive incremental volumes into our waste disposal network. We believe this transaction enhances long-term shareholder value and will support our profitable growth momentum in 2018 and beyond. We welcome the Veolia employees to the Clean Harbors team and look forward to working together.”

2017 Financial Results

Clean Harbors revenues for 2017 increased 7% to $2.94 billion, compared with $2.76 billion in 2016.

GAAP net income for 2017 was $100.7 million, or $1.76 per diluted share, which includes the net benefit from U.S. tax law changes, a gain on sale of business, a loss on the early extinguishment of debt, non-cash valuation allowances related to Canadian operations and other tax charges. GAAP net loss for 2016 was $39.9 million, or $0.69 per share, which included non-cash valuation allowances primarily related to Canadian operations, a non-cash goodwill impairment charge and a gain on sale of business.

Excluding these items, the Company reported adjusted net income for 2017 of $11.6 million, or $0.20 per diluted share, compared with adjusted net income of $1.3 million, or $0.02 per diluted share, in 2016. Net income and adjusted net income for 2017 included $11.4 million of pre-tax integration and severance costs; net loss and adjusted net income for 2016 included $24.4 million of pre-tax integration and severance costs.

Adjusted EBITDA (see description below) was $425.7 million in 2017, compared with $400.4 million in 2016.

“Clean Harbors returned to profitable growth in 2017, as we began to harvest the investments we’ve made in several growth initiatives,” said McKim. “During the year, we commercially launched our 70,000-ton hazardous waste incinerator in El Dorado, Arkansas — the first new commercial U.S. incinerator to be permitted and opened in 20 years. Though the incinerator incurred several unplanned outages related to the start-up of the plant, we remain enthusiastic about its long-term potential. We also began the rollout of Safety-Kleen’s closed loop offering, selling and delivering lubricants directly to more than 15,000 unique customers. The growth of Safety-Kleen was supported by the opening of our Customer Care Center, which improves efficiencies by centralizing many functions including call operations, routing, collections and customer service.”

Business Outlook and Financial Guidance

“We begin 2018 with positive momentum in our key businesses and are excited about our prospects for the year,” McKim said. “We are focused on enhancing our margins through better pricing, improving our revenue mix, increasing efficiencies and capitalizing on our growth initiatives. We expect Tech Services to deliver higher profitability due to our new incinerator’s second full year of operation and the strength of the industrial economy, particularly the expansion in the chemical space. Safety-Kleen is on track for another solid year of profitable growth. Adding Veolia’s U.S. industrial cleaning business should enable our industrial team to gain meaningful traction. The improving energy markets bode well for us in multiple areas.  Overall, we anticipate a strong Adjusted EBITDA and adjusted free cash flow performance in 2018.”

Based on its 2017 financial performance, current market conditions and the Veolia transaction, Clean Harbors expects full-year 2018 Adjusted EBITDA in the range of $440 million to $480 million. On a GAAP basis, the Company’s guidance is based on anticipated 2018 net income in the range of $17 million to $56 million. A reconciliation of the Company’s Adjusted EBITDA guidance to net income guidance is included below. For 2018, Clean Harbors expects to generate adjusted free cash flow in the range of $125 million to $155 million, which is based on anticipated 2018 net cash from operating activities in the range of $290 million to $330 million.

Non-GAAP Results

Clean Harbors reports Adjusted EBITDA, which is a non-GAAP financial measure and should not be considered an alternative to net income or other measurements under generally accepted accounting principles (GAAP), but viewed only as a supplement to those measurements. Adjusted EBITDA is not calculated identically by all companies, and therefore the Company’s measurements of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. Clean Harbors believes that Adjusted EBITDA provides additional useful information to investors since the Company’s loan covenants are based upon levels of Adjusted EBITDA achieved and management routinely evaluates the performance of its businesses based upon levels of Adjusted EBITDA. The Company defines Adjusted EBITDA in accordance with its existing credit agreement, as described in the following reconciliation showing the differences between reported net income (loss) and Adjusted EBITDA for the three and twelve months ended December 31, 2017 and 2016 (in thousands):

	For the Three Months Ended:		For the Year Ended:
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

Net income (loss)	$84,194	$(12,713)	$100,739	$(39,873)
Accretion of environmental liabilities	2,407	2,648	9,460	10,177
Depreciation and amortization	71,490	71,347	288,422	287,002
Goodwill impairment charge	—	—	—	34,013
Other expense (income), net	3,305	(6,932)	6,119	(6,195)
Loss on early extinguishment of debt	—	—	7,891	—
Loss (gain) on sale of businesses	913	(453)	(30,732)	(16,884)
Interest expense, net	20,065	21,333	85,808	83,525
(Benefit) provision for income taxes	(80,542)	20,708	(42,050)	48,589
Adjusted EBITDA	$101,832	$95,938	$425,657	$400,354

This press release includes a discussion of income from operations, net income (loss) and earnings (loss) per share adjusted for the loss on goodwill impairment charge, loss on early extinguishment of debt, (loss) gain on sale of businesses, the impact of recent U.S. tax law changes, non-cash tax-related valuation allowances and other tax-related changes as identified in the reconciliations provided below. The Company believes that discussion of these additional non-GAAP measures provides investors with meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance. The following shows the difference between income from operations and adjusted income from operations, net income (loss) to adjusted net (loss) income, and earnings (loss) per share to adjusted (loss) earnings per share for the three and twelve months ended December 31, 2017 and 2016 (in thousands, except per share amounts):

	For the Three Months Ended:		For the Year Ended:
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Adjusted income from operations
Income from operations	$27,935	$21,943	$127,775	$69,162
Goodwill impairment charge	—	—	—	34,013
Adjusted income from operations	$27,935	$21,943	$127,775	$103,175

Adjusted net (loss) income
Net income (loss)	$84,194	$(12,713)	$100,739	$(39,873)
Goodwill impairment charge, net of $0 taxes	—	—	—	34,013
Loss on early extinguishment of debt, net of tax	—	—	4,735	—
Loss (gain) on sale of businesses, net of tax	548	(289)	(17,919)	(15,380)
Adjustments related to tax law changes	(93,009)	—	(93,009)	—
Tax-related valuation allowances and other*	4,905	9,609	17,050	22,564
Adjusted net (loss) income	$(3,362)	$(3,393)	$11,596	$1,324

Adjusted (loss) earnings per share
Earnings (loss) per share	$1.48	$(0.22)	$1.76	$(0.69)
Goodwill impairment charge, net of $0 taxes	—	—	—	0.59
Loss on early extinguishment of debt, net of tax	—	—	0.08	—
Loss (gain) on sale of businesses, net of tax	0.01	(0.01)	(0.31)	(0.27)
Adjustments related to tax law changes	(1.63)	—	(1.63)	—
Tax-related valuation allowances and other*	0.08	0.17	0.30	0.39
Adjusted (loss) earnings per share	$(0.06)	$(0.06)	$0.20	$0.02

* For the three and twelve months ended December 31, 2017, other amounts include a $2.6 million charge, or $0.04 per share, related to unrecognized tax benefits associated with prior year tax positions taken by the Company.

Adjusted Free Cash Flow Reconciliation

Clean Harbors reports adjusted free cash flow, which it considers to be a measurement of liquidity which provides useful information to investors about our ability to generate cash. The Company defines adjusted free cash flow as net cash from operating activities excluding cash impacts of items derived from non-operating activities, such as taxes paid in connection with divestitures, less additions to property, plant and equipment plus proceeds from sales of fixed assets. Adjusted free cash flow should not be considered an alternative to net cash from operating activities or other measurements under GAAP. Adjusted free cash flow is not calculated identically by all companies, and therefore our measurements of adjusted free cash flow may not be comparable to similarly titled measures reported by other companies.

An itemized reconciliation between net cash from operating activities and adjusted free cash flow is as follows (in thousands):

	For the Three Months Ended:		For the Year Ended:
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Adjusted free cash flow
Net cash from operating activities	$64,229	$80,797	$285,698	$259,624
Additions to property, plant and equipment	(39,271)	(44,036)	(167,007)	(219,384)
Proceeds from sale and disposal of fixed assets	1,749	16,835	7,124	20,817
Tax liability on sale of business	14,423	—	14,423	—
Adjusted free cash flow	$41,130	$53,596	$140,238	$61,057

Adjusted EBITDA Guidance Reconciliation

An itemized reconciliation between projected net income and projected Adjusted EBITDA is as follows (in millions):

	For the Year Ending December 31, 2018
Projected GAAP net income	$17	to	$56
Adjustments:
Accretion of environmental liabilities	11	to	10
Depreciation and amortization	300	to	290
Interest expense, net	86	to	82
Provision for income taxes	26	to	42
Projected Adjusted EBITDA	$440	to	$480

Adjusted Free Cash Flow Guidance Reconciliation

An itemized reconciliation between projected cash from operating activities and projected adjusted free cash flow is as follows (in millions):

	For the Year Ending December 31, 2018
Projected cash from operating activities	$295	to	$345
Additions to property, plant and equipment	(180)	to	(200)
Proceeds from sale and disposal of fixed assets	10	to	10
Projected adjusted free cash flow	$125	to	$155

Conference Call Information

Clean Harbors will conduct a conference call for investors today at 9:00 a.m. (ET) to discuss the information contained in this press release. During the call, management will discuss Clean Harbors’ financial results, business outlook and growth strategy. Investors who wish to listen to the webcast and view the accompanying slides should visit the Investor Relations section of the Company’s website at www.cleanharbors.com. The live call also can be accessed by dialing 201.689.8881 or 877.709.8155 prior to the start time. If you are unable to listen to the live conference call, the webcast will be archived on the Company’s website.

About Clean Harbors

Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental, energy and industrial services. The Company serves a diverse customer base, including a majority of the Fortune 500, across the chemical, energy, manufacturing and additional markets, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest re-refiner and recycler of used oil and a leading provider of parts washers and environmental services to commercial, industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates throughout the United States, Canada, Mexico and Puerto Rico. For more information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. Such statements may include, but are not limited to, statements about future financial and operating results, and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially including, without limitation, those items identified as “risk factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.

Contacts

Investors:	Media:
Jim Buckley	Eric Kraus
SVP Investor Relations	EVP Corporate Communications & Public Affairs
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
Buckley.James@cleanharbors.com	Kraus.Eric@cleanharbors.com

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

	For the Three Months Ended:		For the Year Ended:
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Revenues	$747,403	$692,113	$2,944,978	$2,755,226
Cost of revenues (exclusive of items shown separately below)	526,690	496,661	2,062,673	1,932,857
Selling, general and administrative expenses	118,881	99,514	456,648	422,015
Accretion of environmental liabilities	2,407	2,648	9,460	10,177
Depreciation and amortization	71,490	71,347	288,422	287,002
Goodwill impairment charge	—	—	—	34,013
Income from operations	27,935	21,943	127,775	69,162
Other (expense) income, net	(3,305)	6,932	(6,119)	6,195
Loss on early extinguishment of debt	—	—	(7,891)	—
(Loss) gain on sale of businesses	(913)	453	30,732	16,884
Interest expense, net	(20,065)	(21,333)	(85,808)	(83,525)
Income before (benefit) provision for income taxes	3,652	7,995	58,689	8,716
(Benefit) provision for income taxes	(80,542)	20,708	(42,050)	48,589
Net income (loss)	$84,194	$(12,713)	$100,739	$(39,873)
Earnings (loss) per share:
Basic	$1.48	$(0.22)	$1.77	$(0.69)
Diluted	$1.48	$(0.22)	$1.76	$(0.69)

Shares used to compute earnings (loss) per share — Basic	56,810	57,350	57,072	57,532
Shares used to compute earnings (loss) per share — Diluted	56,955	57,350	57,200	57,532

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$319,399	$306,997
Short-term marketable securities	38,179	—
Accounts receivable, net	528,924	496,226
Unbilled accounts receivable	35,922	36,190
Deferred costs	20,445	18,914
Inventories and supplies	176,012	178,428
Prepaid expenses and other current assets	35,175	56,116
Total current assets	1,154,056	1,092,871
Property, plant and equipment, net	1,587,365	1,611,827
Other assets:
Goodwill	478,523	465,154
Permits and other intangibles, net	469,128	498,721
Other	17,498	13,347
Total other assets	965,149	977,222
Total assets	$3,706,570	$3,681,920
Current liabilities:
Current portion of long-term obligations	$4,000	$—
Accounts payable	224,231	229,534
Deferred revenue	67,822	64,397
Accrued expenses	187,982	190,721
Current portion of closure, post-closure and remedial liabilities	19,782	20,016
Total current liabilities	503,817	504,668
Other liabilities:
Closure and post-closure liabilities, less current portion	54,593	52,111
Remedial liabilities, less current portion	111,130	114,211
Long-term obligations, less current portion	1,625,537	1,633,272
Deferred taxes, unrecognized tax benefits and other long-term liabilities	223,291	293,417
Total other liabilities	2,014,551	2,093,011
Total stockholders’ equity, net	1,188,202	1,084,241
Total liabilities and stockholders’ equity	$3,706,570	$3,681,920

CLEAN HARBORS, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Year Ended:
	December 31, 2017	December 31, 2016
Cash flows from operating activities:
Net income (loss)	$100,739	$(39,873)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	288,422	287,002
Goodwill impairment charge	—	34,013
Allowance for doubtful accounts	7,901	6,907
Amortization of deferred financing costs and debt discount	3,482	3,537
Accretion of environmental liabilities	9,460	10,177
Changes in environmental liability estimates	(195)	(4,254)
Deferred income taxes	(83,335)	15,184
Other expense (income), net	6,119	(5,685)
Stock-based compensation	13,146	10,481
Excess tax benefit of stock-based compensation	—	(1,198)
Net tax benefit on stock-based awards	—	1,165
Gain on sale of businesses	(30,732)	(16,884)
Loss on early extinguishment of debt	7,891	—
Environmental expenditures	(12,965)	(12,170)
Changes in assets and liabilities, net of acquisitions
Accounts receivable and unbilled accounts receivable	(33,764)	(15,009)
Inventories and supplies	(5,002)	(16,080)
Other current assets	16,720	(8,036)
Accounts payable	(10,684)	(3,503)
Other current and long-term liabilities	8,495	13,850
Net cash from operating activities	285,698	259,624
Cash flows used in investing activities:
Additions to property, plant and equipment	(167,007)	(219,384)
Proceeds from sale and disposal of fixed assets	7,124	20,817
Acquisitions, net of cash acquired	(49,227)	(206,915)
Additions to intangible assets, including costs to obtain or renew permits	(1,617)	(2,831)
Purchases of available-for-sale securities	(38,342)	(598)
Proceeds on sale of businesses, net of transactional costs	45,426	47,134
Proceeds from sale of investments	376	—
Net cash used in investing activities	(203,267)	(361,777)
Cash flows (used in) from financing activities:
Change in uncashed checks	(5,940)	(3,177)
Proceeds from exercise of stock options	46	627
Tax payments related to withholdings on vested restricted stock	(3,149)	(2,819)
Repurchases of common stock	(48,971)	(22,188)
Excess tax benefit of stock-based compensation	—	1,198
Deferred financing costs paid	(5,718)	(4,031)
Premiums paid on early extinguishment of debt	(6,028)	—
Principal payments on debt	(402,000)	—
Issuance of senior secured notes, net of discount	399,000	—
Issuance of senior unsecured notes, including premium	—	250,625
Net cash (used in) from financing activities	(72,760)	220,235
Effect of exchange rate change on cash	2,731	4,207
Increase in cash and cash equivalents	12,402	122,289
Cash and cash equivalents, beginning of year	306,997	184,708
Cash and cash equivalents, end of year	$319,399	$306,997
Supplemental information:
Cash payments for interest and income taxes:
Interest paid	$93,174	$88,669
Income taxes paid	18,682	29,255
Non-cash investing activities:
Property, plant and equipment accrued	16,109	9,214
Transfer of inventory to property, plant and equipment	12,641	—
Receivable for estimated purchase price adjustment	—	1,910

Supplemental Segment Data (in thousands)

	For the Three Months Ended:
	December 31, 2017			December 31, 2016
	Third Party Revenues	Intersegment Revenues (Expense), net	Direct Revenues	Third Party Revenues	Intersegment Revenues (Expense), net	Direct Revenues
Revenue
Technical Services	$249,198	$40,739	$289,937	$225,778	$39,476	$265,254
Industrial and Field Services	165,952	(9,822)	156,130	151,226	(10,218)	141,008
Safety-Kleen	302,818	(30,356)	272,462	288,969	(28,683)	260,286
Oil, Gas and Lodging Services	27,849	391	28,240	25,137	327	25,464
Corporate Items	1,586	(952)	634	1,003	(902)	101
Total	$747,403	$—	$747,403	$692,113	$—	$692,113

	For the Year Ended:
	December 31, 2017			December 31, 2016
	Third Party Revenues	Intersegment Revenues (Expense), net	Direct Revenues	Third Party Revenues	Intersegment Revenues (Expense), net	Direct Revenues
Revenue
Technical Services	$980,232	$163,917	$1,144,149	$906,495	$150,240	$1,056,735
Industrial and Field Services	631,216	(37,494)	593,722	618,245	(36,030)	582,215
Safety-Kleen	1,213,703	(125,817)	1,087,886	1,110,727	(114,644)	996,083
Oil, Gas and Lodging Services	117,252	2,351	119,603	116,692	3,191	119,883
Corporate Items	2,575	(2,957)	(382)	3,067	(2,757)	310
Total	$2,944,978	$—	$2,944,978	$2,755,226	$—	$2,755,226

	For the Three Months Ended:		For the Year Ended:
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Adjusted EBITDA
Technical Services	$72,686	$69,554	$276,592	$271,176
Industrial and Field Services	6,358	12,564	43,010	51,191
Safety-Kleen	66,857	54,204	249,811	219,546
Oil, Gas and Lodging Services	739	(3,427)	1,708	(3,292)
Corporate Items	(44,808)	(36,957)	(145,464)	(138,267)
Total	$101,832	$95,938	$425,657	$400,354